                                                                   EXHIBIT 3.3ii

                              OPERATING AGREEMENT
                                      OF
                      WASHINGTON TOWNE APARTMENTS, L.L.C.


     THIS OPERATING AGREEMENT OF WASHINGTON TOWNE APARTMENTS, L.L.C. is entered into and shall be effective as of the 9th day of August, 1995, by and between WASHINGTON TOWNE, INC., a Georgia corporation ("Corporation") and UNIVERSITY REAL ESTATE PARTNERSHIP V, a California limited partnership ("Partnership").

                              W I T N E S S E T H:

     WHEREAS, the parties hereto desire to form a limited liability company under the provisions of the Georgia Limited Liability Company Act for the purposes hereinafter described; and

     WHEREAS, the parties hereto desire to set forth herein their respective rights, duties and responsibilities with respect to such limited liability company;

     NOW, THEREFORE, in consideration of the mutual promises, obligations and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

     ARTICLE 1.  DEFINITIONS.
     ---------   -----------

     For purposes of this Agreement the following terms shall have the meanings set forth below:

     1.01 "Act" means the Georgia Limited Liability Company Act, as amended
           ---
from time to time (or any corresponding provisions of succeeding law).

     1.02 "Affiliate" shall mean, with respect to any Person, (i) the officers
           ---------
and directors of any corporate Member; (ii) any persons or entities owning or controlling 10% or more of any class of equity securities of any corporate Member; (iii) any persons or entities directly or indirectly controlling, controlled by or under common control with any Member or in which any Member has a beneficial interest or an option to acquire a beneficial interest of more than

                                                                   EXHIBIT 3.3ii

5%; (iv) any corporation, partnership or other entity with respect to which any Member serves as an officer, director, partner, trustee or in a similar capacity; (v) any officer, director, trustee, general partner, employee or holder of 5% or more of the outstanding voting securities of any corporation, partnership, trust of other entity controlling, controlled by or under common control with a Member; (vi) any member of the immediate family of a Member or person or entity described in (i) through (v) above; and (vii) any Member. The term "control" (including the term "controlled by" and "under common control with") shall include, without limitation, (i) the ownership, control or power to vote 5% or more of (x) the outstanding shares of any class of voting securities or (y) the partnership, membership or beneficial interests of any such person, corporation or other entity, as the case may be, directly or indirectly, or acting through one or more persons, corporations or other entities, (ii) the control in any manner over the Member or the election of more than one director or trustee (or persons or entities exercising similar functions) of such person or entity, or (iii) the power to exercise, directly or indirectly, control over the management or policies of such person or entity. The term "immediate family" shall mean the spouse, ancestors, lineal descendants, brothers and sisters of the person in question, including those related by adoption.

     1.03  "Agreement" means this Operating Agreement as it may be amended from
            ---------
time to time in accordance with the provisions hereof.

     1.04  "Approved by the Company" means approval by the unanimous vote of the
            -----------------------
Members of the Company.

     1.05  "Articles of Organization" means the Articles of Organization of
            ------------------------
Washington Towne Apartments, L.L.C., as filed with the Secretary of State of the State of Georgia, as the same may be amended from time to time.

     1.06  "Capital Account" means, with respect to each Member, the capital
            ---------------
account established and maintained by the Company for such Member as provided in
Section 7.01 hereof. The initial Capital Account of each Member is set forth on Exhibit "A" which is attached hereto and made a part hereof by this reference.

     1.07  "Capital Contribution" means, with respect to any Member, the money
            --------------------
and any property (other than money) contributed to the Company with respect to the Interest in the Company held by such Member pursuant to the terms of this Agreement.

     1.08  "Code" means the Internal Revenue Code of 1986, as amended from time
            ----
to time.

                                                                   EXHIBIT 3.3ii

     1.09  "Company" means Washington Towne Apartments, L.L.C., a Georgia
            -------
limited liability company, governed by this Agreement.

     1.10  "General Interest Rate" means the varying rate per annum that is
            ---------------------
equal to the interest rate publicly quoted by First Union National Bank of North Carolina from time to time as its prime commercial or similar interest rate, with adjustments in that varying rate to be made on the same date as any changes in that rate.

     1.11  "Interest" means the interest of a Member in the Company, including,
            --------
without limitation, all rights to distributions (liquidating or otherwise), allocations, information, and to consent or to approve. "Interests" means one or
                                                         ---------
more Interest. The Interest of each Member shall not be evidenced by a certificate. As of the date hereof, the Interest of each Member is as follows:

           Member                            Interest
           ------                            --------
           CORPORATION                          1%
           PARTNERSHIP                         99%

     1.12  "Liquidating Trustee" means the Person Approved by the Company,
            -------------------
pursuant to Section 12.02 hereof, to wind up and liquidate the Company following a Terminating Event.

     1.13  "Member" means any Person executing this Agreement as a member. At
            ------
least one Member shall at all times be a corporation owned and controlled by the Partnership having at least two "Independent Directors" as such term is defined in the Articles of Incorporation of Corporation.

     1.14  "Net Cash" means all gross proceeds received by the Company that are
            --------
available for distribution following the payment of all operating expenses of the Company.

     1.15  "Notice" means all notices, offers, demands or other communications
            ------
required or permitted to be given pursuant to this Agreement.

     1.16  "Person" means any individual, partnership, corporation, limited
            ------
liability company, enterprise, trust or other entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of such person where the context so permits.

                                                                   EXHIBIT 3.3ii

     1.17  "Profit" and "Loss" means, for each fiscal year, an amount equal to
            -----------------
the taxable income or taxable loss of the Company for such fiscal year, determined in accordance with Code Section 703(a) and Regulations (S)1.703-1, with the following adjustments:

          (a) Any tax-exempt income, as described in Code Section 705(a)(1)(B), realized by the Company during such fiscal year shall be taken into account in computing such taxable income or taxable loss as if it were taxable income; and

          (b) Any expenditures of the Company for such fiscal year described in Code Section 705(a)(2)(B), including any items treated under Regulations
(S)1.704-1(b)(2)(iv)(i) as items described in Code Section 705(a)(2)(B), shall be taken into account in computing such taxable income or taxable loss as if they were deductible items.

If the taxable income or taxable loss of the Company for such fiscal year, as adjusted in the manner provided in Subsections (a) and (b) of this Section 1.17, is a positive amount, such amount shall be the Profit of the Company for such fiscal year; and, if such amount is negative, such amount shall be the Loss of the Company for such fiscal year.

     1.18  "Project" means Washington Towne Apartments located at 2420 Heaton
            -------
Drive East Point, Georgia, and all real and personal property associated therewith.

     1.19  "Regulations" means the Treasury Regulations promulgated by the
            -----------
Department of the Treasury under the Code from time to time.

     1.20  "Tax Matters Partner" means the Member designated pursuant to Section
            -------------------
5.03 hereof to act as "Tax Matters Partner" for the Company, as that term is defined in Code Section 6231(a)(7), for purposes of Code Sections 6221 through 6232.

     1.21  "Terminating Event" means any event specified in Section 12.01
            -----------------
hereof, the occurrence of which will cause a termination, dissolution and liquidation of the Company.

     1.22  "Transfer" shall mean, as a noun, a sale, hypothecation, gift,
            --------
pledge, assignment, or any other disposition or encumbrance whether voluntary, involuntary, or by operation of law and, as a verb, to sell, hypothecate, give, pledge, assign, or otherwise dispose of or encumber, whether voluntarily, involuntarily or by operation of law.

Other terms defined herein have the meanings so given them.

                                                                   EXHIBIT 3.3ii

     ARTICLE 2.  FORMATION, PURPOSE, TERM, AND MEMBERSHIP.
     ---------   ----------------------------------------

     2.01  Formation.  The Company has been organized as a Georgia limited
           ---------
liability company by the filing of Articles of Organization under and pursuant to the Act.

     2.02  Company Name.  The name of the Company is Washington Towne
           ------------
Apartments, L.L.C. and all business of the Company shall be conducted in such name.

     2.03  Statutory Compliance.  The Company shall exist under and be governed
           --------------------
by, and this Agreement shall be construed in accordance with, the applicable laws of the State of Georgia. The Members shall make all filings and disclosures required by, and shall otherwise comply with, all such laws. The Members shall execute and file in the appropriate records any assumed or fictitious name certificates and other documents and instruments as may be necessary or appropriate with respect to the formation of, and conduct of business by, the Company.

     2.04  Principal Place of Business.  The principal place of business of the
           ---------------------------
Company shall be located at 200 Crescent Court, Suite 1300, Dallas, Texas 75201 or such other location or additional locations as may be Approved by the Company.

     2.05  Purpose.  The sole purpose of the Company is to acquire, own, hold,
           -------
maintain, operate, finance and refinance, and sell the Project, together with such other activities as may be necessary or advisable in connection with the ownership of the Project. Notwithstanding anything contained herein to the contrary, the Company shall not engage in any business unrelated to the Project and shall not acquire any real property or own assets other than those related to the Project and/or otherwise in furtherance of the purposes of the Company.

     2.06  Term and Termination.  The term of the Company shall commence on the
           --------------------
date the Articles of Organization are filed with the Secretary of State of Georgia and shall continue for the period fixed therein or such earlier time as this Agreement or the Act may provide.

     2.07  No State-Law Partnership.  The Members intend that the Company not be
           ------------------------
a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member, for any purposes other than federal and state tax purposes, and this Agreement may not be construed to suggest otherwise.

     2.08  Payments of Individual Obligations.  The Members shall use the
           ----------------------------------
Company's credit and assets solely for the benefit of the Company. No asset of the Company shall be transferred or encumbered for or in payment of any individual obligation of a Member.

                                                                   EXHIBIT 3.3ii

     2.09  Title to Property.  All real and personal property owned by the
           -----------------
Company shall be owned by the Company as an entity and, insofar as permitted by applicable law, no Member shall have any ownership interest in such property in its individual name or right, and each Member's interest in the Company shall be personal property for all purposes. The Company shall hold all of its property in the name of the Company and not in the name of any Member, unless it is determined and Approved by the Company that the title should be held by a nominee. Title to Company assets at any time held in the Company's name may be conveyed by delivery of a deed executed by all of the Members. If, on the Company's behalf, a nominee of the Company at any time acquires record title to or a beneficial interest in, the Project (and any other real property hereafter acquired by or on behalf of the Company) or other assets of the Company, the title holder shall certify to the Company by duly executed instrument in recordable form reasonably acceptable to all Members that it is acting only in the capacity of a nominal record title holder or beneficial owner for the benefit of the Company pursuant to this Agreement.

     2.10  Members.  The Members of the Company are the Persons executing this
           -------
Agreement as of the date hereof as members. No Person shall be admitted as an additional Member of the Company.

     2.11  Representations and Warranties.  Each Member hereby represents and
           ------------------------------
warrants to the Company and each Member that (a) it is duly organized, validly existing, and in good standing under the laws of the state of its incorporation or formation and is duly qualified and in good standing as a foreign corporation or limited partnership in the jurisdiction of its principal place of business (if not incorporated therein); (b) it has full corporate or partnership power and authority to execute and agree to this Agreement and to perform its obligations hereunder and all necessary actions by the board of directors, shareholders, members, managers, partners or other Persons necessary for the due authorization, execution, delivery, and performance of this Agreement by that Member has been duly taken; (c) it has duly executed and delivered this Agreement; and (d) its authorization, execution, delivery, and performance of this Agreement does not conflict with any other agreement or arrangement to which it is a party or by which it is bound.

     2.12  Liability to Third Parties.  No Member shall be liable for the debts,
           ---------
obligations or liabilities of the Company, including under a judgment decree or order of a court.

     2.13  Withdrawal.  No Member shall, either directly or indirectly, unless
           ----------
Approved by the Company, take any action to require a partition of the Company or of any of its assets or

                                                                   EXHIBIT 3.3ii

properties or cause the sale of any Company property, and notwithstanding any provision of applicable law to the contrary, each Member (and its legal representatives, successors, or assigns) hereby irrevocably waives and renounces, to the fullest extent permitted by law, any and all rights to maintain any action for liquidation or dissolution of the Company, or for partition or to compel any sale with respect to its Interest or with respect to any assets or properties of the Company.

     ARTICLE 3.  MANAGEMENT.
     ---------   ----------

     3.01  Decisions and Actions of the Company.  All actions and decisions must
           ------------------------------------
be Approved by the Company to constitute an action or decision of the Company. Notwithstanding the foregoing, with respect to the execution of any documents or papers executed in connection with that certain loan made to the Company by First Union National Bank of North Carolina or its successors, the execution of only the Corporation shall be necessary to bind the Company.

     3.02  Compensation.  No Member shall receive any compensation for its
           ------------
services but shall be reimbursed for its out of pocket expenses paid on behalf of the Company if such reimbursement is Approved by the Company.

     ARTICLE 4.  MEETINGS OF THE MEMBERS.
     ---------   -----------------------

     4.01  Annual Meeting.  The Members shall hold an annual meeting to analyze
           --------------
and discuss the financial status and operations of the Company and to plan for the future of the Company. The annual meeting of the Members shall be the third Tuesday of the first month of the fiscal year at 3:00 P.M. at the principal place of business of the Company, or at such other time and place Approved by the Company.

     4.02  Special Meetings.  Each Member may call a special meeting of the
           ----------------
Members to discuss and vote on any matter relating to the Company by sending Notice to the other Member. The Notice sent by a Member to call a special meeting of the Members pursuant to this Section 4.02 shall specify the time, date and place of the special meeting called pursuant to such Notice, and shall state the purpose or purposes for which such special meeting of the Members is called and the matters to be discussed or submitted to a vote of the Members at such special meeting. Such Notice shall be given on a date not less than five
(5) nor more than twenty (20) days prior to the date specified in such Notice for such special meeting.

     4.03  Action Without a Meeting.  Any action or decision which can be taken
           ------------------------
or made by the Company at an annual or special meeting of the Members pursuant to a vote of the

                                                                   EXHIBIT 3.3ii

Members can be taken by the Company without a meeting if a writing setting forth the details of such action or decision of the Company is signed by all Members.

     ARTICLE 5.  ACCOUNTING AND RECORDS.
     ---------   ----------------------

     5.01  Books and Records.  The Company shall maintain at the office of the
           -----------------
accountant separate books of account for the Company which shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received, and all income derived in connection with the operation of the Company business. The Company shall determine whether to keep its books and records on an accrual or a cash basis. The expenses chargeable to the Company shall include only those which are reasonable and necessary for the ordinary and efficient operation of the Company business and the performance of the obligations of the Company under any agreements relating to the business of the Company. A Member and its designated representative shall, at such Member's sole expense, have the right, at any time without notice to any other Member, to examine, copy, and audit the Company's books and records.

     5.02  Tax Returns.  The Company shall cause to be prepared and filed all
           -----------
necessary federal and state income tax returns, and shall make any elections, Approved by the Company, appropriate and in the best interests of the Company. Neither the Company nor any Member may make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law, and no provision of this Agreement (including, without limitation, Section 2.07) shall be construed to sanction or approve such an election.

     5.03  Tax Matters Partner.  The "tax matters partner" of the Company
           --------------------
pursuant to section 6231(a)(7) of the Code shall be a Member Approved by the Company. Any Member who is designated "tax matters partner" shall take such action as may be necessary to cause each other Member to become a "notice partner" within the meaning of section 6223 of the Code. Any Member who is designated "tax matters partner" shall inform each other Member of all significant matters that may come to its attention in its capacity as "tax matters partner" by giving notice thereof to all Members and shall forward to each other Member copies of all significant written communications it may receive in that capacity. Any Member who is designated "tax matters partner" may not take any action contemplated by sections 6222 through 6232 of the Code without the unanimous consent of all Members, but this sentence does not authorize such Member (or any other Member) to take any action left to the determination of an individual Member under sections 6222 through 6232 of the Code.

                                                                   EXHIBIT 3.3ii

     5.04  Fiscal Year.  The fiscal year of the Company shall be the calendar
           -----------
year, unless otherwise Approved by the Company. As used in this Agreement, a fiscal year shall include any partial fiscal year at the beginning and end of the Company term.

     5.05  Bank Accounts.  Each Member shall have a fiduciary responsibility for
           -------------
the safekeeping and use of all funds and assets of the Company, whether or not in its immediate possession or control. The funds of the Company shall not be commingled with the funds of any other Person and no Member shall employ, or permit any other Person to employ, such funds in any manner except for the benefit of the Company. The bank accounts of the Company shall be maintained in such banking institutions as are Approved by the Company and withdrawals shall be made only as Approved by the Company, on such signature or signatures as are Approved by the Company.

     ARTICLE 6.  CAPITAL CONTRIBUTIONS.
     ---------   ---------------------

     6.01  Initial Capital Contribution. Contemporaneously with the execution by
           ----------------------------
each Member of this Agreement, each Member shall make the Capital Contribution described for that Member in Exhibit "A" attached hereto and made a part hereof.

     6.02  Additional Capital Contributions.  As of the date hereof, the Members
           --------------------------------
do not anticipate a need for additional Capital Contributions. Additional Capital Contributions shall not be made by the Members unless otherwise Approved by the Company. Any additional Capital Contribution Approved by the Company will be payable in proportion to the percentage Interests of the Members as of the date the additional Capital Contribution is made.

     6.03  Return of Contributions.  A Member is not entitled to the return of
           -----------------------
any part of its Capital Contribution or to be paid interest in respect of either its Capital Account or its Capital Contribution. An unrepaid Capital Contribution is not a liability of the Company or of any Member. A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any Member's Capital Contribution.

     6.04  Advances by Members.  If the Company does not have sufficient
           -------------------
cash to pay its obligations, any Member may agree to advance all or part of the needed funds to or on behalf of the Company, if Approved by the Company. An advance described in this Section 6.04 shall constitute a loan from the Member to the Company, bear interest at the General Interest Rate from the date of the advance until the date of payment, and shall not be deemed a Capital Contribution.

                                                                   EXHIBIT 3.3ii

     ARTICLE 7.  CAPITAL ACCOUNTS.
     ---------   ----------------

     7.01  Maintenance of Capital Accounts.  A separate Capital Account shall be
           -------------------------------
established and maintained for each Member. The amount of a Member's Capital Account, as of any particular date, shall equal the Capital Contribution of such Member adjusted to reflect:

          (i) Such Member's distributive share of Profits or Losses (including, if such date is not the close of the Company's fiscal year, the distributive share of Profits and Losses of the Company for the period from the close of the last fiscal year to such date); and

          (ii) Distributions by the Company to such Member (including, if such date is not the close of the Company's fiscal year, distributions by the Company during the period from the close of the last fiscal year to such date).

     The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations.

     ARTICLE 8.  ALLOCATIONS.
     ---------   -----------

     8.01  Profit and Loss.  The Profit and Loss attributable to Company
           ---------------
activities for any fiscal year shall be allocated among the Members in proportion to their percentage Interests. Notwithstanding the foregoing, "nonrecourse deductions" (as defined in Treas. Reg. 1.704-2(i)(1), if any, for each fiscal year of the Company shall be allocated among the Members in accordance with the requirements of Treas. Reg. 1.704-2.

     8.02  Tax Allocation: Code Section 704(c).  Any items of income, gain, loss
           --------------
and deduction with respect to any property that has been contributed by a Member to the capital of the Company and which is required or permitted to be allocated to the Members for income tax purposes under Code Section 704(c) so as to take into account the variation between the tax basis of such property and its agreed upon fair market value at the time of its contribution shall be allocated to the Members solely for income tax purposes in the manner so required or permitted.

     ARTICLE 9.  DISTRIBUTIONS.  Except as otherwise provided in Section 12.04
                 -------------
hereof (Liquidating Distributions), Net Cash, if any, for a fiscal year shall be distributed by the Company from time to time as Approved by the Company, to the Members in proportion to their

                                                                   EXHIBIT 3.3ii

percentage Interests. No distribution shall be made to Members if prohibited by
(S)14-11-407 of the Act.

     ARTICLE 10.  TRANSFERS OF INTERESTS.  No Member shall Transfer all or any
     ----------   ----------------------
portion of a Member's Interest or any rights therein or voluntarily dissociate. Any Transfer or attempted Transfer by any Member of all or any portion of a Member's Interest in violation of the preceding sentence shall cause the Company to immediately dissolve. Each Member hereby acknowledges the reasonableness of the restrictions on the Transfer of a Member's Interest imposed by this Agreement in view of the Company's purposes and the relationship of the Members. Accordingly, the restrictions on the Transfer of a Member's Interest contained herein shall be specifically enforceable. Each Member hereby further agrees to hold the Company and the other Member (and the other Member's successors and assigns) wholly and completely harmless from any cost, liability or damage (including, without limitation, liabilities for income taxes and costs and expenses, including attorneys' fees, of enforcing this restriction on the Transfer of a Member's Interest) incurred by the Company or the other Member as a result of such Member's Transfer or an attempt to Transfer all or any portion of its Interest in violation of this Agreement.

     ARTICLE 11.  INDEMNIFICATION
     ----------   ---------------

     11.01 Indemnification.  The Company shall indemnify, defend and hold
           ---------------
harmless each of the Members and their respective Affiliates from and against any and all claims, liabilities, damages, judgments, costs and expenses incurred or suffered by such Member as the result of or in connection with the activities of the Company, except for such claims, liabilities, damages, judgments, costs and expenses of such Member that result from the gross negligence, bad faith, fraud or willful misconduct of such Member or from the breach by such Member of its obligations under this Agreement. All claims, liabilities, damages, judgments, costs and expenses of a Member with respect to which it is entitled to indemnification pursuant to this Section 11.01 shall be satisfied solely from assets of the Company.

     11.02 Indemnification of Officers, Employees and Agents.  If Approved by
           -------------------------------------------------
the Company, the Company may indemnify an officer, employee or agent of the Company to the same extent and subject to the same conditions under which it may indemnify Members under this Article 11.

     11.03 Savings Clause.  If this Article 11 or any portion hereof shall be
           --------------
invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Member or any other Person indemnified pursuant to this

                                                                   EXHIBIT 3.3ii

Article 11 as to costs, charges and expenses (including costs of suit and attorneys' fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by any applicable portion of this
Article 11 that shall not have been invalidated and to the fullest extent permitted by applicable law.

     ARTICLE 12.  DISSOLUTION AND LIQUIDATION.
     ----------   ---------------------------

     12.01 Dissolution.  The Company shall terminate, dissolve and liquidate
           -----------
upon the first to occur of any of the following events ("Terminating Events"):

           (a) Upon the expiration of the period fixed for the duration of the Company set forth in the Articles of Organization;

           (b) The unanimous vote of all Members to terminate, dissolve and liquidate the Company;

           (c)   Upon any Transfer of a Member's Interest in the Company;

           (d)   Upon the occurrence of an Event of Dissociation described in
Section 14-11-601 of the Act; or

           (e) Upon entry of a decree of judicial dissolution of the Company under Section 14-11-603 of the Act.

The Members agree that, notwithstanding any provision of the Act, the Company will not dissolve prior to the occurrence of a Terminating Event. If it is determined, by a court of competent jurisdiction, that the Company has dissolved prior to the occurrence of a Terminating Event, the Members hereby agree to continue the business of the Company without a winding up or liquidation.

     12.02 Method of Liquidation.  Upon the occurrence of a Terminating Event,
           ---------------------
the Company shall continue solely for the purpose of winding up its affairs in an orderly manner, liquidating its assets and satisfying the claims of its creditors and of the Members. Following the occurrence of a Terminating Event, no Member shall take any action that is inconsistent with or not necessary or appropriate for winding up the business and affairs of the Company. Upon the occurrence of a Terminating Event, a Liquidating Trustee shall be appointed as Approved by the

                                                                   EXHIBIT 3.3ii

Company, and the Liquidating Trustee shall terminate, dissolve, and liquidate the Company in accordance with the provisions of this Article 12.

     12.03 Duties of Liquidating Trustee.  The Liquidating Trustee shall wind
           -----------------------------
up the operations of the Company and liquidate the Company by filing any certificates, notices or other documents required by applicable law to be filed in connection with the termination, dissolution and liquidation of the Company, and by liquidating all assets of the Company as promptly as is consistent with obtaining the fair value therefor and distributing the proceeds from such liquidation in the manner provided in Section 12.04 hereof.

     12.04 Liquidating Distributions.  The Liquidating Trustee shall distribute
           -------------------------
proceeds obtained from the sale of the assets of the Company pursuant to the termination, dissolution and liquidation of the Company in the following manner and in the following order of priority:

           (a) To the payment and discharge of all debts and liabilities of the Company;

           (b) Second, to the establishment of such reserves as the Liquidating Trustee, in its sole discretion, determines are necessary for any contingent or unforeseen liabilities or obligations of the Company arising out of or in connection with the Company; provided, however, that any such reserve shall be paid over to an escrow agent who is not a Member or an Affiliate to be held by such agent for a reasonable period for the payment of such contingent and unforeseen liabilities or obligations of the Company and at the expiration of such period to distribute the balance thereafter remaining in the manner hereinafter provided in this Section 12.04;

           (c) Third, to the Members in accordance with their respective positive Capital Account balances, after giving effect to all contributions, distributions and allocations for all periods; and

           (d) Fourth, to the Members in accordance with their percentage Interests.

     12.05 Rights of Members.  Each Member shall look solely to the assets of
           -----------------
the Company for the return of its Capital Contribution and shall have no right or power to demand or receive property other than cash from the Company. No Member shall have any priority over any other Member as to the return of its Capital Contribution, distributions, or allocations unless otherwise provided in this Agreement.

                                                                   EXHIBIT 3.3ii

     12.06 Deficit Capital Accounts.  Notwithstanding anything to the contrary
           ------------------------
contained in this Agreement, and notwithstanding any custom or rule of law to the contrary, to the extent that any Member has a deficit in its Capital Account, upon dissolution of the Company such deficit shall not be an asset of the Company and such Member shall not be obligated to contribute the amount of such deficit to the Company.

     12.07 Certificate of Termination  On completion of the distribution of
           --------------------------
Company assets as provided herein, the Company shall be terminated, and a Member (or such other Person or Persons as the Act may require or permit) shall file a Certificate of Termination with the Secretary of State of Georgia and take such other actions as may be necessary to terminate the Company.


     ARTICLE 13.  LEGAL SEPARATENESS.
     -----------  ------------------

     The Company shall at all times observe the applicable legal requirements for the recognition of the Company as a legal entity separate from a Member and Affiliate, including, without limitation, as follows :

     (a) The Company shall maintain its business records and books and accounts separate from those of any Affiliate or other entity. The Company shall prepare unaudited quarterly and annual financial statements, and the Company's financial statements shall substantially comply with generally accepted accounting principles.

     (b) The Company shall maintain its own separate bank accounts, payroll and correct, complete and separate books of account.

     (c) The Company shall hold itself out to the public (including any Affiliate's creditors) under the Company's own name and as a separate and distinct legal entity and not as a department, division or otherwise of any Affiliate.

     (d) All customary formalities regarding the legal existence of the Company, including holding meetings or obtaining the consent of its Members, as appropriate, and maintaining current and accurate minute books separate from those of any Affiliate shall be observed.

     (e) The Company shall act solely in its own Company name and through its own duly authorized Members and agents.

                                                                   EXHIBIT 3.3ii

     (f) Investments shall be made in the name of the Company directly by the Company or on its behalf by brokers engaged and paid by the Company or its agents.

     (g) The Company shall not guarantee or assume or hold itself out or permit itself to be held out as having guaranteed or assumed any liabilities or obligations of any Member or Affiliate, nor shall it make any loan except as permitted by this Agreement.

     (h) The Company is and will be solvent and shall pay its own liabilities, indebtedness and obligations of any kind, including all administrative expenses, from its own separate assets.

     (i) Assets of the Company shall be separately identified, maintained and segregated. The Company's assets shall at all times be held by or on behalf of the Company and if held on behalf of the Company by another entity, shall at all times be kept identifiable (in accordance with customary usages) as assets owned by the Company. This restriction requires, among other things, that Company funds shall not be commingled with those of any Affiliate and it shall maintain all accounts in its own name and with its own tax identification number, separate from those of any Affiliate. The Company shall not take any action if, as a result of such action, the Company would be required to register as an investment company under the Investment Company Act of 1940, as amended.

     (j) The Company shall at all times be adequately capitalized to engage in the transactions contemplated at its formation.

     (k) All data and records (including computer records) used by the Company or any Affiliate in the collection and administration of any loan shall reflect the Company's ownership interest therein.

     (l) None of the Company's funds shall be invested in securities issued by any Affiliate.

     ARTICLE 14.  GENERAL.
     ----------   -------

     14.01 Notices.  All Notices provided for or permitted to be given under
           -------
this Agreement must be in writing and must be given either by depositing that writing in the United States Mail, addressed to the recipient, postage paid, and registered or certified with return receipt requested or by delivering that writing to the recipient in person, by courier, or by facsimile transmission. All Notices to be sent to a Member must be sent to or made at the address for that Member set forth on Exhibit "B", or such other address as that Member may specify by Notice to the other

                                                                   EXHIBIT 3.3ii

Member. Any Notice given by a Member to the Company must also be given to the other Member at the address given for such Member on Exhibit "B."

     For purposes of this Agreement, any Notice deposited in the United States Mail shall be deemed given on the third (3rd) day following the date of deposit, and any Notice delivered to the recipient in person, by courier or by facsimile transmission shall be deemed to be given upon receipt.

     14.02 Waiver of Notice.  Any Person entitled to receive any Notice
           ----------------
pursuant to this Agreement can waive such Notice by signing a writing to such effect, either before or after such Notice is required to be given pursuant to this Agreement.

     14.03 Governing Law; Severability.  THIS AGREEMENT IS GOVERNED BY AND
           ---------------------------
SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF GEORGIA, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURSIDICTION. In the event of a direct conflict betwen the provisions of this Agreement and any mandatory porvision of the Act, the applicable provision of the Act shall control. The invalidity or unenforceablility of any one or more of the particular provisions of this Agreement shall not affect the enforceability of the other provisions hereof, all of which are inserted herein conditionally on their being valid in law, and in the event that one or more provisions contained herein shall be invalid, this Agreement shall be construed as if such invalid provision had not been inserted. The parties hereto agree that the covenants and obligations contained in this Agreement are severable and divisible, that none of such covenants or obligations depend on any other covenant or obligation for their enforceability, and that each such covenant and obligation constitutes a separate enforceable obligation between the Company and the Members. The existence of any claim or cause of action by any Member against the Company or another Member, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company or such other Member of the covenants and obligations contained in this Agreement.

     14.04 Entire Agreement; Amendment or Modification.  This Agreement
           -------------------------------------------
contains the entire agreement between the parties hereto relating to the continuation and operation of the Company, and this Agreement supersedes any and all prior negotiations, understandings and agreements in regard thereto. There are no representations, agreements, arrangements or understandings, whether verbal or written, between the Members hereto relating to the subject matter of this Agreement which are not fully expressed herein. This Agreement may be amended or modified from time to time only by a written instrument. Notwithstanding

                                                                   EXHIBIT 3.3ii

anything to the contrary contained herein, for so long as any loan by and between the Company and First Union National Bank of North Carolina, or any assignee or successor thereof (the "Bank"), remains outstanding, Sections 1.02, 1.04, 2.05, 3.01 and Article 13 shall not be amended, modified or altered without the express written consent of the Bank.

     14.05 Waiver of Partition.  No Member shall, either directly or
           -------------------
indirectly, take any action to require a partition or appraisement of the Company or of any of its assets, or cause a receiver to be appointed for the Company or any of its assets, or cause the sale of any Company property, and, notwithstanding any provisions of applicable law to the contrary, each Member (and the Member's legal representatives, successors, or assigns) hereby irrevocably waives and renounces, to the fullest extent permitted by law, any and all rights to maintain any action for partition or appraisement or to have a receiver appointed for the Company or any of its assets or to compel any sale with respect to such Member's Interest or with respect to any assets of the Company.

     14.06 No Right to Dissolve.  Each Member hereby covenants and agrees, any
           --------------------
provision of the Act notwithstanding, that the Members have entered into this Agreement based on their mutual expectation that all Members will carry out the duties and obligations undertaken by them hereunder and that no Member shall be entitled to withdraw or otherwise voluntarily dissociate or demand or receive a return of such Member's Capital Contribution (or a bond or other security for the return of such Capital Contribution), or exercise any power under the Act to dissolve the Company, except in accordance with Article 12 hereof.

     14.07 Construction.  The Article and Section headings of this Agreement
           ------------
are provided only for convenience of reference; they are not a part of this Agreement and shall be ignored in its construction. Except where otherwise clearly indicated by the context, the singular shall be deemed to include the plural, the plural shall be deemed to include the singular and the masculine and neuter shall include feminine and neuter.

     14.08 Rights and Remedies Cumulative.  The rights and remedies provided by
           ------------------------------
this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. Such rights and remedies are given in addition to any other rights the parties may have under law, statute, ordinance, or otherwise.

     14.09 General Indemnification by Members.  Notwithstanding the provisions
           ----------------------------------
of Section 11.01, each Member hereby agrees to indemnify and hold harmless the Company and the other Member from and against any claims (and costs and expenses arising therefrom)

                                                                   EXHIBIT 3.3ii

which may arise due to or on account of the past or future gross negligence or intentional torts, illegal acts, breaches of fiduciary duty, bad faith, fraud, and willful misconduct, by that Member that creates an obligation or liability for the Company or for the other Member, to the extent such obligation or liability is not reimbursed by insurance or otherwise. The provision of this
Section 14.09 hereof shall survive the dissolution and termination of the Company.

     14.10 Waiver.  No consent or waiver, express or implied, by any Member to
           ------
or of any breach or default in the performance by another Member of such other Member's obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other Member of the same or any other obligations of such Member hereunder. Failure on the part of a Member to complain of any act or failure to act of the other Member or to declare the other Member in default, irrespective of how long such failure continues, shall not constitute a waiver of such Member's rights hereunder.

     14.11 Binding Agreement.  Subject to the restrictions on transfer and
           -----------------
encumbrances set forth herein, this Agreement shall inure to the benefit of and be binding upon the undersigned Members and their respective legal representatives, successors and assigns; provided, however, that no Member may assign its rights or delegate its duties hereunder without the prior written consent of all other Members.

     14.12 Equitable Remedies.  The rights and remedies of the Members
           ------------------
hereunder shall be cumulative, and the exercise of one or more of the provisions hereof shall not preclude the exercise of any other provision hereof. Each of the Members confirms that damages at law may be an inadequate remedy for breach or threatened breach of this Agreement and each Member agrees that, in the event of a breach of any provision hereof, the respective rights and obligations hereunder shall be enforceable by specific performance, injunction or other equitable remedy. Nothing herein contained is intended to, nor shall it, limit or affect any right or rights at law, by statute or otherwise of the party aggrieved as against any other party for a breach or threatened breach of any provision hereof, it being the intention of the Members that the respective rights and obligations of the Members hereunder shall be enforceable in equity as well as at law or otherwise.

     14.13 Counterparts.  This Agreement may be executed and delivered in one
           ------------
or more counterpart copies, and all counterpart copies so executed and delivered shall each be deemed to be an original and all together shall constitute one and the same Agreement binding on all the parties thereto; provided, however, that no signatures shall be binding or effective unless and until all signatures have been obtained and delivered.

                                                                   EXHIBIT 3.3ii

     14.14 Survival.  The parties hereto acknowledge and agree that the
           --------
obligations contained in Articles 11, and Section 14.09 hereof (and such other provisions of this Agreement as are necessary or desirable to enforce or interpret said Articles and Sections) shall specifically survive a Member's withdrawal from the Company. Each Member shall continue to be a party hereto, and bound hereby, even after such Member has withdrawn from the Company, but only to the extent that the provisions hereof survive the withdrawal of such Member from the Company.

     14.15 Creditors.  None of the provisions of this Agreement shall be for
           ---------
the benefit of or enforceable by any creditor of the Company.

     14.16 Investment Representations.  Each Member hereby acknowledges,
           --------------------------
represents, warrants, covenants, agrees and understands that:

           (a) Each Member hereby acknowledges receipt of all information concerning the business and finances of the Company and all information and documents requested by the Member necessary for the Member to evaluate its investment in the Company. Each Member agrees that the Member, and its attorneys and accountants, have been offered an ample opportunity to review such information, and each Member understands the risk involved with the Company's business.

           (b) THE INTERESTS ARE BEING OFFERED AND WILL BE SOLD WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933 PURSUANT TO CERTAIN EXEMPTIONS FOR PRIVATE OFFERINGS AND WITHOUT REGISTRATION UNDER ANY STATE SECURITIES LAWS PURSUANT TO SIMILAR EXEMPTIONS.

           (c) The Interest of each Member will be acquired solely for the account of the Member for investment and is not being purchased for resale or distribution.

           (d) Each Member understands that the investment in the Interests has not been reviewed by, passed on, or submitted for review to any federal or state agency or other regulatory organization.

           (e) Each Member has sufficient financial resources so that it could hold the Interest indefinitely or could, without affecting its ability to satisfy its financial needs and individual contingencies, afford a complete loss of its investment in the Interest.

                                                                   EXHIBIT 3.3ii

           (f) Each Member understands that issuance of the Interest to it is made in reliance on its acknowledgments, representations, warranties and agreements set forth herein.

     13.17 Further Assurances.  In connection with this Agreement and the
           ------------------
transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

                                                                   EXHIBIT 3.3ii

     IN WITNESS WHEREOF, the parties have set their hands and seals hereto on the date first above written.


ATTEST                                  WASHINGTON TOWNE, INC., a Georgia
                                        corporation

By:_____________________                By: /s/
   Secretary                               ------------------------------------
                                            Name:  Charles B. Brewer
                                                 ------------------------------
                                            Title:  Exec. V.P.
                                                  -----------------------------


                                        UNIVERSITY REAL ESTATE PARTNERSHIP V,
                                        a California limited partnership

                                        By:  University Advisory Company, its
                                        general partner and a California
                                        general partnership

                                        By: Southmark Investors, Inc., a Nevada
                                        corporation and a general partner of
                                        University Advisory Company
ATTEST:

By:______________________               By:  /s/
Title                                      ------------------------------------
                                           Name:  Charles B. Brewer
                                                -------------------------------
                                           Title:   Exec. V.P.
                                                 ------------------------------

                                                                   EXHIBIT 3.3ii


                                  EXHIBIT "A"
                                  -----------

                                CAPITAL ACCOUNTS
                                ----------------


          Member                        Capital Accounts
          ------                        ----------------

          CORPORATION                   All right, title and interest in an
                                        undivided 1% interest in certain real
                                        property and personal property known
                                        as Washington Towne Apartments located
                                        at 2420 Heaton Drive, East Point,
                                        Georgia


          PARTNERSHIP                   All right, title and interest in an
                                        undivided 99% interest in certain real
                                        property and personal property known as
                                        Washington Towne Apartments located at
                                        2420 Heaton Drive, East Point, Georgia

                                                                   EXHIBIT 3.3ii

                                  EXHIBIT "B"
                                  -----------

                               NOTICE ADDRESSES
                               ----------------


                                  UNIVERSITY
                                  ----------



2420 Heaton Drive
East Point, Georgia
Attn:  Property Manager



                                  PARTNERSHIP
                                  -----------


200 Crescent Court
Suite 1300
Dallas, Texas  75201